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                                                                   EXHIBIT 10-22


                  EXECUTIVE POST-EMPLOYMENT INCOME ARRANGEMENT

                                     BETWEEN

                                S. MARTIN TAYLOR

                                       AND

                           THE DETROIT EDISON COMPANY







                                                 Policy and Benefits Development
                                                                  March 27, 1989



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Executive Post-Employment Income Arrangement Between S. Martin Taylor and The
Detroit Edison Company.

Purpose

The Executive Post-Employment Income Arrangement is designed to minimize the adverse consequences of a mid-career change on your retirement income. This arrangement may provide you with additional retirement income. The amount of additional income will be determined at the time of your termination from the Company.

Terminology

        1. Average Final Compensation. Equals one-fifth of your normal pay during the 260 weeks of Company service that results in the highest average.

        2. Company Service. All years of service with the Company calculated to the nearest month.

        3. Credited Service. Years of relevant experience from previous employers. For purposes of this arrangement, you have 19 years of credited service.

        4. Normal Pay. Your salary for a standard forty-hour work week. It does not include any bonuses, special pay, or any overtime pay.

        5. Other Employer Pension Benefits. The payment that you may receive from this arrangement is reduced by the amount that you will receive from all other employer pension plans. A request was made to you regarding your pension benefits from previous employers. Your response to the request is included as Attachment A. According to Attachment A, you have a vested retirement benefit from the State Employee's Retirement System that provides a straight life annuity of $931.66 a month or $11,179.90 per year effective June 1, 2000 and a vested retirement benefit from the Pension Plan for Employees of New Detroit, Inc. that provides a life annuity of $561.90 a month or $6,742.80 per year effective June 1, 2005.

        6. Retirement Age Factor. An adjustment for employment termination prior to age 61 is as follows:


                          Age                         Percent
                          ---                         -------
                          61+                          100%
                          60                            93%
                          59                            86%
                          58                            79%
                          57                            72%
                          56                            65%
                          55                            58%


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        7.    Retirement Allowance Factor. The multiplier that is used in the basic formula of the Retirement Plan.

        8. Retirement Plan. The Employes' Retirement Plan of the Detroit Edison Company. The Retirement Plan is a defined benefit pension plan sponsored by Detroit Edison for eligible employes.

        9.    Total Service. Your Company service plus your credited service.

Eligibility

You are eligible to receive a benefit under this arrangement provided that you complete 10 years of Company service.

Benefit Calculation

The annual benefit under this arrangement will be determined at the time of employment termination by computing the following:

Step 1. Annual Base Amount - Multiply total service X retirement allowance factor X average final compensation X retirement age factor.

Step 2. Other Employer Pension Offset - Determine a yearly value for pension amounts from other employers. Based on Attachment A, you will receive a pension benefit from two pension plans. One plan benefit is payable beginning June 1, 2000 and the other is payable beginning June 1, 2005. As such, the amount of the other employer pension offset will vary depending upon the date of employment termination and/or the date in which a benefit is payable under this arrangement. The amount of the other employer pension offset is as follows:

        (a) If date of employment termination is prior to June 1, 2000, the offset amount shall be zero for all payments made prior to June 1, 2000.

        (b) If date of employment termination and/or date in which a benefit is payable under this arrangement is on or after June 1, 2000 and prior to June 1, 2005, the offset amount shall be $11,179.90 for all benefits paid under this arrangement during the June 1, 2000 to June 1, 2005 period.

        (c) If date of employment termination and/or date in which a benefit is payable under this arrangement is on or after June 1, 2005, the offset amount shall be $17,922.70 for all future payments.

Step 3. Retirement Plan Offset - Multiply company service X retirement allowance factor X average final compensation X retirement age factor.

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Step 4. Calculated Annual Benefit - Subtract other employer pension offset and retirement plan offset from annual base amount.

The calculated annual benefit determines your annual benefit, if any, from this arrangement. The computations (Step 1 through Step 4) are determined at the time of employment termination, or death. The calculated annual benefit when computed at termination or death, determines all future payments under this arrangement except for the determination and application of the other employer pension offset amount as set forth in Step 2 of the benefit calculation procedure. In the event that the retirement plan offset and the other employer pension offset when added together are greater than the annual base amount, then, the arrangement provides you with no additional retirement income.

Payments

Based on the calculated annual benefit, equal monthly payments will be paid to you following the schedule for payments under the Retirement Plan. The payments will continue throughout your life.

In the event of your death after your termination from the Company, your surviving spouse will receive for her life a monthly payment of 40 percent of the monthly payment that you had been receiving. Such payments are payable only to your surviving spouse, and upon her death, all payments cease.

In the event of your death while employed by the Company, and provided that you are immediately eligible for a benefit under this arrangement at the time of death, your surviving spouse will receive for her life, monthly payments based on 40 percent of the calculated annual benefit that would have resulted had you terminated employment at the time of your death. Such payments are payable only to your surviving spouse, and upon her death, all payments cease.

Non-Secured Promise

Payments resulting from this arrangement will be made by the Company from its general assets.

Amendment of Arrangement

This arrangement may be amended in whole or in part by written agreement between The Detroit Edison Company and S. Martin Taylor.

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Entire Arrangement

The foregoing contains the entire agreement between S. Martin Taylor and The Detroit Edison Company relating to post-employment retirement income benefits and this Arrangement supersedes all prior understandings and arrangements relating to such benefits.

THE DETROIT EDISON COMPANY


By /s/ Walter J. McCarthy, Jr.
   ---------------------------------------------
       Walter J. McCarthy, Jr.
       Chairman of the Board

Employe

By /s/ S. Martin Taylor
   ---------------------------------------------
       S. Martin Taylor

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